Exhibit 99.1

Cadence Pharmaceuticals Announces Positive Topline Results of

Phase III Clinical Trial of Acetavance in Laparoscopic Surgery

Adult Clinical Development Program for Acetavance Completed

New Drug Application on Track for Submission in Second Quarter of 2009

SAN DIEGO, CA – (December 17, 2008) – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX) today announced positive topline results from Study 304, a Phase III clinical trial of Acetavance™, the company’s intravenous formulation of acetaminophen, for the treatment of acute pain following abdominal laparoscopic surgery. Study 304 successfully met its primary endpoint of a statistically significant reduction in summed pain intensity differences from baseline over 24 hours (SPID24) for Acetavance 1000 mg compared to placebo (p < 0.01).

Study 304 was a randomized, double-blind, multi-center study of 244 patients designed to evaluate the safety and efficacy of two dosing regimens of Acetavance, 1000 mg every six hours and 650 mg every four hours, compared to placebo over 24 hours. In addition to the 1000 mg dose administered every six hours meeting the primary endpoint, the trial also achieved a statistically significant reduction in SPID24 for the 650mg dose administered every four hours (p = 0.02). Consistent with other placebo-controlled clinical trials with intravenous acetaminophen, reported safety events from the Acetavance and placebo treated patients were similar. The company plans to communicate the full study results in a peer-reviewed venue.

Cadence also announced today that Study 351, a clinical trial evaluating the safety of repeated doses of Acetavance in adults, demonstrated a hepatic and general safety profile of Acetavance comparable to control (standard of care), with numerically lower proportions of subjects with elevated liver function tests in the two Acetavance groups compared to the standard of care group. Study 351 was an open-label, multi-center study of 213 hospitalized patients randomized to receive repeated doses of Acetavance 1000mg every six hours, Acetavance 650mg every four hours, or standard of care for up to five days.

The adult clinical development program for Acetavance is now complete. An analysis of data from nine placebo-controlled, single and repeated dose trials conducted in more than 1,300 adults with acute postoperative pain or fever demonstrated that intravenous acetaminophen has a hepatic safety profile comparable to placebo, with liver function test elevations reported as a treatment-emergent adverse event in 5.0% of subjects who received placebo compared to only 3.1% of subjects who received intravenous acetaminophen.

In addition, the company announced today that Study 102, a clinical trial to evaluate the pharmacokinetics of Acetavance in 75 pediatric patients, demonstrated the expected pharmacokinetic profile, generally comparable to adults, with an age-related reduction in clearance in newborns. Acetavance was well-tolerated across all age groups, ranging from newborns to adolescents. Furthermore, the company announced that it has closed patient enrollment in its last required clinical trial of Acetavance, Study 352, evaluating safety in children after one to five days of repeated doses of Acetavance up to 15 mg/kg. With the results of Study 352, which are expected in the first quarter of 2009, the planned pediatric clinical development program for Acetavance will also be complete.

“We are pleased with the successful completion of studies 304, 351, and 102,” stated Ted Schroeder, President and Chief Executive Officer of Cadence. “The Acetavance New Drug Application for the treatment of acute pain and fever in both adults and children remains on track for submission during the second quarter of 2009.”

Conference Call and Webcast on December 17, 2008 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)

Cadence management will host a conference call on December 17, 2008 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Interested investors may participate in the conference call by dialing (877)879-6201 (domestic) or (719)325-4843 (international). To access the live webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available on the company’s website beginning approximately two hours after the call.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III product candidates in development, Acetavance™ (intravenous acetaminophen) for the treatment of acute pain and fever, and Omigard™ (omiganan pentahydrochloride 1% topical gel) for the prevention of catheter-related infections. For more information about Cadence’s pipeline, visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “plans,” “expects,” “anticipates,” “believes,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: the timeframe in which Cadence anticipates filing an NDA seeking marketing authorization for Acetavance, and the timeframe in which the company expects to complete its analysis and announce the full results of its clinical trials of Acetavance. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: the outcomes of final analyses of data from the company’s clinical trials of Acetavance may produce negative or inconclusive results, may differ from the initial analyses, or may be inconsistent with previously conducted clinical trials, and the Food and Drug Administration (FDA) may not agree with Cadence’s interpretation of such results; the FDA may require Cadence to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of NDAs for Acetavance; data from clinical trials of Acetavance may demonstrate inadequate therapeutic efficacy, and clinical trial data, as well as reports of adverse events from countries where intravenous acetaminophen is already approved and commercialized, may indicate that the prevalence or severity of adverse side effects is greater than anticipated; the company may experience delays in completing important pre-commercialization manufacturing development activities for Acetavance, and may be required to perform additional pre-clinical or clinical testing prior to submitting, or obtaining approval of, an NDA for this product candidate; the third parties on whom Cadence relies to assist with the development program for Acetavance, including clinical investigators, contract laboratories, clinical research organizations and manufacturing organizations, may not successfully carry out their contractual duties or obligations or meet expected deadlines, and the quality or accuracy of the nonclinical, clinical and manufacturing data generated by such third parties may be of insufficient quality to include in the company’s regulatory submissions; Cadence may require substantial additional funding to complete its development program for Acetavance and, if approved, to successfully launch this product candidate, and the company may not be able to raise sufficient capital when needed, or at all, particularly in light of the recent, unprecedented volatility in the overall capital markets; and other risks detailed in Cadence’s prior press releases as well as in the company’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence™, Acetavance™ and Omigard™ are trademarks of Cadence Pharmaceuticals, Inc.

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Contacts:
William R. LaRue	Anna Gralinska
SVP & Chief Financial Officer	Director, Investor Relations
Cadence Pharmaceuticals, Inc.	Cadence Pharmaceuticals, Inc.
858-436-1400	858-436-1452